NEWS RELEASE -

Black Hawk Exploration Finalizes Agreement on Alberta Sun Uranium Project

June 15, 2007 - Black Hawk Exploration (OTCBB:BHWX) is pleased to announce that Black Hawk and Firestone Ventures Inc. (FV: TSX-V;F5V: FSE) have signed a formal option agreement whereby Black Hawk may earn up to a 75% interest in Firestone's Alberta Sun uranium project located in southwestern Alberta, Canada.

"With the spot price of uranium at record high levels, we are pleased to have acquired such a large land position in a very prospective area for roll-front uranium deposits," says Andrew von Kursell, President of Black Hawk Exploration "The Alberta Sun uranium property was selected because of the large land package, favorable geology, known uranium deposit indicators, excellent access and the positive business climate in Alberta."

"We are very pleased to work with Black Hawk Exploration on the Alberta Sun project," says Lori Walton, President of Firestone Ventures Inc. "This agreement will ensure the advancement of the Alberta Sun project."

The Alberta Sun uranium property (covering over 200,000 acres) is characterized by easy access across southern Alberta rangeland. Results of initial fieldwork on the project include scintillometer readings of up to 1250 cps (counts per second), visible alteration, shale beds and abundant hematite and carbonaceous material within sandstone. Composite grab samples of isolated organic debris material returned up to 7640 ppm uranium (0.901 U3O8). Grab rock samples (sandstone) from a separate area 40 km southeast returned 57 to 150 ppm uranium. Elevated vanadium, molybdenum, arsenic, and lead values, important indicators of sandstone-hosted uranium, occur at both areas.

A 2,384 line kilometer electromagnetic and magnetic airborne survey over four priority areas has been completed. TerraNotes Ltd. of Edmonton is carrying out initial analysis of the survey to be followed by sophisticated modeling of the dataset which should delineate high-priority areas for drilling.

Under the terms of the agreement, Black Hawk can earn a 60% interest by paying Firestone a total of $210,000 cash (completed) and issuing 135,000 shares on signing (completed) and paying an additional $70,000 cash, issuing 270,000 shares and incurring $700,000 in exploration expenditures over the next two years. Black Hawk can earn an additional 15% interest by paying Firestone $100,000, issuing Firestone 400,000 common shares and incurring another $1 million in exploration expenditures over the following two years. Firestone will retain a 1% net smelter royalty ("NSR") of which 0.5% can be purchased by Black Hawk for $500,000 at any time. There is an additional 1% NSR to the underlying property owners.

Black Hawk Exploration is a uranium exploration company focused on acquiring and developing high quality uranium properties. For further information please contact:

Andrew von Kursell, P. Eng., President Tel: (323) 275-3475 info@blackhawkexploration.com

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding any future exploration results to the mineralization of the Alberta Sun uranium property, the advancement of and any future drilling on the property, or that Black Hawk will ultimately earn any interest in the property under the option agreement.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2006 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.